EXHIBIT 4.8

AMENDMENT NO. 2
TO
RIGHTS AGREEMENT

AMENDMENT NO. 2 to RIGHTS AGREEMENT (this “Amendment”) between Veritas DGC Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, previously known as ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the “Rights Agent”) is effective this 4th day of September, 2006.

W I T N E S S E T H:

WHEREAS, on May 23, 1997, the Company and the Rights Agent entered into that one certain Rights Agreement, which agreement was amended by that certain Amendment No. 1 to Rights Agreement, effective May 31, 2005, between the Company and the Rights Agent (collectively, the “Rights Agreement”);

WHEREAS, the Company desires to further amend the Rights Agreement pursuant to Section 27 thereof; and

WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not yet occurred and the Company has met all requirements for amendment of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.               Amendments.  The Rights Agreement is amended as follows:

(a)           Section 1 (l) is deleted in its entirety and replaced with the following:

“‘Expiration Date’ means the earliest of (i) the Final Expiration Date, (ii) the time at which all Rights are redeemed as provided in Section 23 or exchanged as provided in Section 24 or (iii) immediately prior to the Merger I Effective Time (as defined in the Merger Agreement).”

(b)           The following shall be added as Section 1 (n) and the existing Sections 1(n) through (y) shall be re-numbered as Sections 1(o) through (z):

“‘Merger Agreement’ means the Agreement and Plan of Merger, dated as of September 4, 2006, by and among the Company, Compagnie Générale de Géophysique, a société anonyme organized under the laws of the Republic of France (“Parent”), Volnay Acquisition Co. I, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”) and Volnay Acquisition Co. II, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II”).”

(c)           The following shall be added as Section 35:

“Section 35.  Exception for Merger Agreement.  Notwithstanding any provision of this Agreement to the contrary, neither an event described in Section 11(a)(ii), an event described in sub-clauses (x), (y) or (z) of Section 13(a), a Distribution Date, nor a Stock Acquisition Date shall be deemed to have occurred, none of Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(c), 7(a), 7(b), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement (or any amendments thereto) or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Mergers (as defined in the Merger Agreement).”

Section 2.               Effect of this Amendment.  It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

Section 3.               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 4.               Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 5.               Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.               Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VERITAS DGC INC.

Attest:

		By:	/s/ MARK E. BALDWIN
Mark E. Baldwin
Executive Vice President, Chief Financial Officer and Treasurer
By:	/s/ LARRY L. WORDEN
Larry L. Worden
Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC (previously known as “ChaseMellon Shareholder Services, L.L.C.), AS RIGHTS AGENT

Attest:

		By:	/s/ Ruth Brunette
(Signature)

By:	/s/ Jane A. Marten
	(Signature)	Ruth Brunette
(Typed or Printed Name)
Jane A. Marten
(Printed or Typed Name)		Assistant Vice President
(Title)
Assistant Vice President
(Title)